Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) and the related prospectus pertaining to the Amended and Restated Chips & Technologies, Inc. 1994 Stock Option Plan as assumed by Intel Corporation and to the incorporation by reference therein of our reports dated January 13, 1997 and March 26, 1997, with respect to the consolidated financial statements and schedule of Intel Corporation, respectively, included and incorporated by reference in its Annual Report (Form 10-K) for the year ended December 28, 1996, filed with the Securities and Exchange Commission.

                                            /s/ Ernst & Young LLP

San Jose, California
January 29, 1998